Exhibit 3.977
BYLAWS
OF
TRI-STATE REFUSE CORPORATION
ARTICLE I
STOCKHOLDERS MEETINGS
     Section 1 — Annual Meetings — The annual meeting of the stockholders shall be held at 3:00 o’clock P.M. on the first Monday of each year at the principal office of this corporation (hereinafter called the “company”) or at such other place as shall be stated in the notice of meeting or in a duly executed waiver of notice; provided, however, that whenever such date falls upon a legal holiday the meeting shall be held on the next succeeding business day, and further provided that the board of directors may by resolution fix the date of the annual meeting at such other date as the board may deem appropriate. At such meeting the stockholders shall elect directors to serve until their successors shall be elected.
     Section 2 — Special Meetings — Special Meetings of the stockholders may be held at the principal office of the company whenever called in writing by the president, the vice-president, a majority of the board of directors, or the holders of twenty-five per cent (25%) of the issued and outstanding stock.
     Section 3 — The calls and notices of all meetings of the stockholders shall conform to the provisions of Article VIII of these bylaws.
     Section 4 — The president, and in his absence a vice-president, shall preside at all such meetings.
     Section 5 — The cumulative system of voting as required by the laws of Arizona shall be followed in the election of directors. On all other matters, each stockholder shall be entitled to cast one vote for each share of stock held in his name. All votes may be cast by the stockholders either in person or by proxy. All proxies shall be in writing and shall be filed with the secretary. If instructed, the secretary shall enter a record of such proxies in the minutes of the meeting.

     Section 6 — Registered Stockholders — At any meeting of the stockholders only such persons shall be entitled to vote in person or by proxy as appear as stockholders upon the transfer books of the company at the time of such meeting unless the board of directors, by resolution, shall fix a date in advance of the date of the stockholders meeting, but not more than twenty days in advance thereof, as the date upon which a person must appear as a stockholder on the company’s transfer books in order to be entitled to vote at the stockholders meeting, in which case only those so appearing as stockholders on the date so fixed shall be entitled to vote.
     Section 7 — Quorum — At any meeting of the stockholders, the holders of a majority of the issued and outstanding shares of the company present in person or by proxy shall constitute a quorum of the stockholders for all purposes. In the absence of a quorum the chairman of the meeting may adjourn the meeting from time to time, without notice other than by announcement at the meeting, until the holders of the amount of stock requisite to constitute a quorum shall attend. At any such adjourned meeting at which a quorum shall be present any business may be transacted which might have been transacted at the meeting as originally notified.
     Section 8 — All informalities and/or irregularities in calls, notices of meeting and in the matter of voting, form of proxies, credentials, and method of ascertaining those present, shall be deemed waived if no objection is made at the meeting.
ARTICLE II
BOARD OF DIRECTORS
     Section 1 — The business and property of the company shall be managed by its board of directors.
     Section 2 — Vacancies — In case of any vacancy in the board of directors, the remaining members of the board may elect a successor director or directors to hold office until the next meeting of the stockholders.
     Section 3 — Regular Meetings — A regular annual meeting of the directors shall be held immediately after the adjournment of each annual stockholders meeting at the place at which such stockholders meeting was held. Regular meetings, other than the annual meeting, shall be held at regular intervals at such places and at such times as the board of directors may from time to time by resolution provide.

     Section 4 — Special Meetings — Special meetings of the board of directors shall be held at such place as is permitted for regular meetings whenever called by the president, the vice-president, or by a majority of the board. By unanimous consent of the directors special meetings of the board may be held without call or notice at any time or place. Notice of all calls and meetings of the board of directors shall be as provided in Article VIII of these bylaws.
     Section 5 — Quorum — A quorum for the transaction of business at any meeting of the directors shall consist of a majority of the board then in office.
ARTICLE III
OFFICERS
     Section 1 — Directors shall elect or appoint the officers of the company. Such election or appointment shall regularly take place at the first meeting of the directors immediately following the annual meeting of the stockholders; provided, however, that elections of officers may be held at any other meeting of the board of directors.
     Section 2 — The board of directors may appoint such other officers, in addition to the officers hereinbelow expressly named, as they shall deem necessary, who shall have such authority to perform such duties as may be prescribed from time to time by the board of directors or by the president.
     Section 3 — All officers and agents shall be subject to removal at any time by the affirmative vote of the majority of the members of the board of directors.
ARTICLE IV
PRESIDENT
     The president shall be the chief executive of the company, and shall exercise general supervision over its property and affairs. He shall sign on behalf of the company all certificates of stock, conveyances, mortgages, and contracts of material importance to the company’s business, and shall do and perform all acts and things which the board of directors may require of him. He shall receive such compensation for his services as may be fixed or approved by the board of directors.

ARTICLE V
VICE-PRESIDENT
     In the event of the president’s absence or inability to act, the vice-president shall have the powers of the president. He shall perform such other duties as the board of directors may impose upon him, and shall receive such compensation as may be fixed or approved by the board of directors.
ARTICLE VI
SECRETARY
     The secretary shall keep the minutes of the company, its stock books and such books and records as these bylaws or any resolution of the directors may require him to keep. He shall be the custodian of the seal of the company, and shall affix the seal to all papers and instruments requiring it. He shall perform such other services as the board of directors may impose upon him, and shall receive such compensation as the board of directors may fix or approve. An assistant secretary may, at the discretion of the board of directors, be elected, such assistant secretary, in the event of the secretary’s absence or inability to act, to perform the duties and functions of the secretary.
ARTICLE VII
TREASURER
     The treasurer shall have the custody and control of the funds of the company, subject to the action of the board of directors, and shall, when requested by the president so to do, report the state of the finances of the company at each annual meeting of the stockholders and at any meeting of the directors. He shall perform such other services as the board of directors may require of him and shall receive such compensation as the board of directors may fix or approve.
ARTICLE VIII
CALLS AND NOTICES OF MEETINGS
     Section 1 — At least ten days (inclusive of the date of meetings) before the date of any meeting of the stockholders, the secretary shall cause a written notice setting forth the time, place and general purpose of the meetings, to be delivered personally or deposited in the mail, with postage prepaid, addressed to each stockholder of record at his last post office address as it then appears on the books of the company.

     Section 2 — Special meetings of the board of directors may be called by the president (or in his absence the vice-president), or by a majority of the board of directors, and notice of such meeting shall be given to each director, orally or in writing, at least twenty-four hours before the time fixed for the meeting, and such notice shall advise each director as to the time, place and general purpose of the meeting, and shall be delivered personally, or by telephone or telegram, or mailed, postage prepaid to each director at his last post office address as it appears on the books of the company. No notice need be given of regular meetings of the board of directors.
     Section 3 — Whenever all of the stockholders shall meet in person or by proxy such meetings shall be valid for all purposes without call or notice or waiver of call and notice, and at such meetings any corporate action may be taken. Whenever all of the directors meet such meetings shall be valid for all purposes without call or notice, or waiver of call and notice. No call or notice of any meeting of stockholders or directors shall be necessary if waiver of call and notice be signed by all of the stockholders or directors, whichever the case may be.
ARTICLE IX
SEAL
     The seal of the company shall be impressed as follows:
ARTICLE X
STOCK CERTIFICATES
     Section 1 — Form of Certificate — Each certificate of stock shall express on its face the par value, if any, of the shares, and shall indicate that the shares are full paid and non assessable.
     Section 2 — Issuance — All certificates of stock shall be signed by the president or vice-president and by the secretary or an assistant secretary, and the seal of the company shall be impressed thereon. The name of the initial owner of each certificate and the number of shares represented by it shall be entered on its stub.
     Section 3 — Transfer — Certificates of stock shall be transferred on the books of the company by assignment made by the owner, his attorney in fact or legal representative, and by delivery of the certificate to the secretary of the company for transfer, together with such further supporting documents as the company may reasonably require. Each certificate surrendered for transfer shall be marked “Cancelled” by the secretary and an incision on the certificate shall be made through the names of the subscribing officers, and the cancelled certificate shall be affixed to its stub.
     Section 4 — Lost Certificates — Should the owner of any certificate of stock make application to the company for the issuance of a duplicate certificate by reason of the loss or destruction of his certificate, he shall accompany his application by an affidavit setting forth the time, place and circumstances of such loss or destruction, together with a bond in such amount and with such surety or sureties acceptable to the secretary of the company, indemnifying the company against such loss as it may suffer by reason of the issuance of a duplicate certificate or the refusal to recognize the certificate that was allegedly lost or destroyed. Upon satisfaction of the foregoing a duplicate certificate may be issued. The duplicate certificate shall be marked “Duplicate”, and the stub of the certificate lost or destroyed shall indicate the issuance of the duplicate. The board of directors may, in its discretion, waive the requirement of a surety or sureties on the bond.
ARTICLE XI
DIVIDENDS
     Dividends on the issued and outstanding stock from the surplus or net profits of the company may be declared by the board of directors from time to time, payable to the owners of record of the stock of the company outstanding at such date as the board of directors may specify,
ARTICLE XII
AMENDMENT AND REPEAL
     These bylaws may be amended or repealed, or new bylaws may be adopted, at any meeting of the stockholders, by a resolution adopted by the holders of a majority of the issued and outstanding stock. These bylaws may also be amended or repealed, or new bylaws may be adopted, at any meeting of the board of directors. No notice need be given of any action concerning these bylaws previous to any such meeting, if the proposed amendment, repeal or adoption of new bylaws is one of necessity arising at such meeting, and is in furtherance of the legitimate aims of the company.